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                                                                    EXHIBIT 99.1

                                                         Contact:  Marion Ingram
                                                                    931-380-2265

FOR IMMEDIATE RELEASE

           COMMUNITY FIRST BANK AND TRUST EXPANDS TO WILLIAMSON COUNTY

September 16, 2004, Columbia, TN - Marc Lively, President and Chief Executive Officer of Community First, Inc. announced today they will expand their operations and services to the Cool Springs area. The bank has contracted to acquire the corner of Carothers Parkway and Bakers Bridge Avenue on the east side of Interstate 65.

"Expanding to Cool Springs is a natural extension of our bank, particularly with our focus being small business and real estate lending," commented Lively. "It's also very important to us to serve our existing customers who commute from Maury County to work in the Cool Springs area. Having a branch close to our customers' workplace makes banking with us that much more convenient."

A specific groundbreaking date has not yet been determined; however plans are already underway. "During the next several months we will begin to develop a site plan. It's important we pay particular attention to our building design, keeping with the architectural standards of the Cool Springs area. We would anticipate opening the office in late 2005," explained Lively.

According to American City Business Journals, Williamson County has been ranked third in the United States as having the most growth potential. The area supports not only a large retail sector, but also several company headquarters and regional offices. The rapid development in Cool Springs and Franklin offers an ideal opportunity to broaden the bank's portfolio.

With the rapid growth the bank is experiencing, expanding the facilities is imperative. Community First is currently constructing an operations office building directly behind the main branch to accommodate the growing staff. Completion for the additional offices is expected for January 2005.

Community First, Inc., headquartered in Columbia, Tennessee, is the holding company for Community First Bank & Trust. Community First operates as a community bank emphasizing personalized banking relationships with small to medium-sized businesses and affluent households located within the middle Tennessee area. Currently, the bank has four offices in Maury County and operates nine ATMs.

As of June 30, 2004, the bank reported total assets of $244 million, net loans of $190 million, deposits of $212 million and shareholders' equity of $19 million. For the six months ended June 30, 2004, the bank's total revenues the sum of interest income and non-interest income was $6.8 million. Net income was $917,000 and earnings per share were $.69.

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   This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These forward-looking statements cover, among other things, anticipated future expenses and revenue, and the future prospects of the company. These statements include certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. All forward-looking statements included in this news release are based on information available at the time of the release and are subject to certain risk and uncertainties; the company assumes no obligation to update any forward-looking statement.